Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 6, 2015, and effective as of the Effective Date (as defined below), by and between LTF Holdings, Inc. (“LTF Holdings”), Life Time Fitness, Inc. (“Life Time” and, together with any of its subsidiaries or affiliates that may employ Executive from time to time, the “Company” (except as provided in Section 6(d)), and Bahram Akradi (“Executive”).

The Company is a recognized leader in the health and fitness industry, including the design and operation of health and fitness centers, the creation, promotion and sale of nutritional products, the production of athletic events and the publication of a healthy way of life magazine. The Company has enjoyed considerable growth and success in the industry because of its innovative, confidential and proprietary management and marketing methods and plans.

The Company desires to assure Executive’s continuing services to the Company and Executive desires to commit himself to serve the Company on the terms herein provided.

In consideration of the foregoing, and in order to accomplish all of the above objectives, the Company and Executive agree as follows:

1.    Definitions.

a)	“Board” shall mean the Board of Directors of LTF Holdings.

b)	“Change of Control” shall mean:

(i)

the sale of all or substantially all of the assets of LTF Holdings or Life Time and its or their subsidiaries, on a consolidated basis, whether in one transaction or a series of related transactions, to any other person or entity (other than LTF Holdings or any of its subsidiaries, any of the Principal Stockholders, or any employee benefit plan maintained by LTF Holdings or any of its subsidiaries); or

(ii)

a change in beneficial ownership or control of LTF Holdings effected through a transaction or series of transactions (other than an offering of common stock or other securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than LTF Holdings, any of its subsidiaries, any Principal Stockholder, or any employee benefit plan maintained by LTF Holdings or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of LTF Holdings possessing more than 50% of the total combined voting power of LTF Holdings’ securities outstanding immediately after such acquisition.

c)	“Cause” shall mean that Executive has:

(i)

been convicted of, pleaded nolo contendere to or, subject to Section 5(b), been indicted for, (A) any serious or violent felony or (B) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company; or

(ii)	engaged in gross negligence or willful misconduct in the performance of Executive’s duties, where such acts adversely affect the business affairs of the Company in a material way.

d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

e)

“Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, as determined by a physician mutually acceptable to Executive and the Company, if such inability continues for an uninterrupted period of 90 days or more during any 365-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work from the above-referenced leave for a continuous period of at least 180 days, excluding vacation days or sick days taken for reasons unrelated to the illness or other physical or mental impairment or condition necessitating the above-referenced leave.

f)

“Good Reason” shall mean without Executive’s express written consent, any of the following conditions shall occur, provided that none of the following conditions shall constitute Good Reason unless Executive first gives written notice to the Company within 90 days of the first occurrence of the condition, delineating the claimed breach and setting forth Executive’s intention to terminate Executive’s employment if such breach is not duly remedied within 30 business days, and the Company fails to cure the condition within such 30-day period:

(i)	the Company has breached any material term(s) or material condition(s) of this Agreement, which breach was not caused by Executive;

(ii)

the Company relocates its executive offices outside of a seventy-five (75) mile radius of its current location, and the relocation results in a material change to the geographic location at which Executive performs services; or

(iii)

the Company has assigned duties and responsibilities to Executive that are materially inconsistent with Executive’s position, duties and responsibilities as set forth in Section 2(b), such that there occurs a material reduction in Executive’s duties, responsibilities or authority as set forth in Section 2(b).

g)	“LGP” shall mean Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. and any of their respective affiliates.

h)	“Merger Agreement” shall mean the Agreement and Plan of Merger among Life Time, LTF Holdings, LTF Merger Sub, Inc., dated as of March 15, 2015.

i)

“Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date, in the event of termination by Executive without Good Reason, shall not be less than ninety days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s right hereunder.

j)	“Principal Stockholders” shall mean Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., and TPG Partners VII, L.P. and any of their respective affiliates.

k)	“Restricted Period” shall mean the 18-month period following the Termination Date.

l)

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

m)	“Stockholders Agreement” shall mean the LTF Holdings, Inc. Stockholders Agreement, originally entered into as of June 10, 2015, as it may be amended from time to time.

n)

“Termination Date” shall mean (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for any reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, and (iii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the first date Disability is determined, as the case may be; provided that, upon termination by Executive without Good Reason, the Board may, in its discretion, designate any date on or prior to the date specified in the Notice of Termination as the Termination Date for all purposes.

o)	“TPG” shall mean TPG Partners VII, L.P. and any of its affiliates.

2.    Term of Employment; Position and Duties

a)

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the date of the consummation of the transactions contemplated by the Merger Agreement (the “Effective Date”) and ending on December 31, 2020, unless earlier terminated as provided in Section 5.

b)

During the Term, Executive: (i) shall serve as President and Chief Executive Officer of LTF Holdings and Life Time, with responsibilities, duties and authority customary for such position and consistent with his duties and responsibilities immediately prior to the Effective Date, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote a majority of Executive’s working time and efforts to the business and affairs of the Company and its affiliates (provided that Executive will be permitted to manage his personal, financial and legal affairs, participate in trade associations and be involved in charitable and professional activities (including serving on charitable and professional boards), to the extent such activities do not interfere or adversely affect Executive’s duties and responsibilities to the Company); and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, during the Term, Executive shall also serve as the Chairman of the Board of LTF Holdings and as the Chairman of the Board of Life Time. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company. Without limiting the foregoing, the parties acknowledge and agree that, during the Term, Executive shall have the authority, without further Board approval, to approve capital expenditures of the Company that do not exceed (a) $5 million for any distinct project or (b) $25,000,000 per fiscal year in the aggregate.

3.    Compensation

a)

Base Salary. During the Term, Executive shall receive a base salary at a rate of $1,000,000 per annum (prorated for any partial year), which shall be paid in accordance with the customary payroll practices of the Company (the “Base Salary”).

b)

Guaranteed Bonus. Executive shall receive a guaranteed bonus in an amount equal to $1,000,000 in respect of each fiscal year ending during the Term (the “Guaranteed Bonus”), which shall be paid on the first payroll date following the end of the applicable fiscal year, subject to Executive’s continued employment with the Company through the end of the applicable fiscal year; provided, however, that for fiscal year ending December 31, 2015, the amount of the Guaranteed Bonus shall be equal to the excess of (i) $2,000,000 over (ii) the aggregate amount of base salary and any bonuses (other than the Annual Bonus (as defined below)) paid to Executive with respect to service during calendar year 2015 (taking into account base salary and bonuses (other than the Annual Bonus) paid to Executive before and after the Effective Date with respect to service during calendar year 2015).

c)

Annual Incentive Bonus. With respect to each Company fiscal year that ends during the Term, commencing with the fiscal year ending December 31, 2015, Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of the performance goals set forth in Exhibit A. The amount of the Annual Bonus with respect to each fiscal year during the Term shall be determined in accordance with Exhibit A. The Annual Bonus with respect to each fiscal year shall be payable within 30 days following the Board’s receipt of the Company’s audited financial statements for such fiscal year. Notwithstanding any other provision of this Section 3(c), no bonus shall be payable with respect to any fiscal year unless Executive remains continuously employed with the Company through the end of the applicable fiscal year.

d)

Option Award. On the date hereof, LTF Holdings will grant Executive an option (the “Option”) to purchase shares of common stock, par value $0.01 per share, of LTF Holdings, (the “Shares”) pursuant to the terms of LTF Holdings, Inc. 2015 Equity Incentive Plan (the “Equity Plan”) and an award agreement in the form attached hereto as Exhibit B, and any Shares received upon exercise of the Option shall be subject to the terms of the Stockholders Agreement.

e)	Restricted Stock Award.

(i)

On April 1 of each of 2016 through 2020, LTF Holdings will grant Executive 66,500 Shares (such Shares in any fiscal year, the “Annual Restricted Shares” for such fiscal year), subject to the terms of the Equity Plan, an award agreement in substantially the form attached hereto as Exhibit C (each, a “Restricted Share Agreement”) and the terms of the Stockholders Agreement; provided that no such Share grants shall be made following a Change of Control; provided, further, that no portion of any Annual Restricted Shares granted in any fiscal year subject to vesting based on EBITDA shall be eligible to vest as a result of EBITDA with respect to any fiscal year ending after December 31, 2020. With respect to the Annual Restricted Shares, the target EBITDA for each fiscal year ending December 31, 2016 through 2020, to the extent applicable, shall equal the “Target EBITDA” for such fiscal year as set forth on (and subject to the adjustments referenced in) Exhibit A.

(ii)

Notwithstanding anything to the contrary in the Equity Plan, any Restricted Share Agreement or the Stockholders Agreement, if, after December 31, 2016, either LGP acquires all or substantially all of the Shares (and any other equity interests of LTF Holdings) held by TPG or TPG acquires all or substantially all of the Shares (and any other equity interests of LTF Holdings) held by LGP, then (x) 50% of Executive’s then-outstanding unvested Time Vesting Shares (as defined in the applicable Restricted Share Agreement) will vest, and (y) Executive will have the right, upon written notice to the acquiring Principal Stockholder within thirty (30) days following such acquisition, to require the acquiring Principal Stockholder to purchase a portion of the total number of Shares then held by Executive (including any Shares vested pursuant to Section 3(e)(ii)(x) above), up to a maximum of 50% of such Shares, on substantially the same terms and conditions (including the same purchase price paid per Share paid by LGP or TPG, as applicable, in such acquisition).

4.    Notice of Termination.

Any termination of Executive’s employment by the Company for Cause, or by Executive for any reason, shall be communicated by Notice of Termination to the other party hereto.

5.    Payments upon Termination of Employment.

a)

If Executive’s employment with the Company is terminated (i) by the Company for any reason other than for Cause, death or Disability or (ii) by Executive for Good Reason such that the Termination Date occurs within six months of the first occurrence of the condition giving rise to Good Reason, then the Company shall pay to Executive, subject to the conditions of Section 5(d) below, an amount equal to 150% of the sum of (A) Base Salary, (B) the Guaranteed Bonus and (C) “Target CEO Incentive Bonus” (as set forth on Exhibit A) for the fiscal year of termination. Subject to Section 5(d), such payment shall be paid to Executive in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first regular payroll date of the Company that occurs on or following the Termination Date and continuing through the 18-month anniversary of the Termination Date; provided that to the extent that any portion of such payment is delayed pursuant to Section 5(d), such portion shall be paid in a lump sum on the first payroll date following the 60th day following the Termination Date.

b)	Subject to Section 5(c), if Executive’s employment with the Company is terminated by reason of:

(i)	Executive’s resignation for any reason other than Good Reason;

(ii)	the Company’s termination of Executive’s employment for Cause; or

(iii)	Executive’s Disability or death.

then the Company shall pay to Executive or Executive’s beneficiary or Executive’s estate, as the case may be, Executive’s Base Salary through the Termination Date and any Guaranteed Bonus or Annual Incentive Bonus earned but unpaid for the prior fiscal year if not paid prior to the Termination Date. In no event shall Executive be entitled to receive any pro-rated Guaranteed Bonus or pro-rated Annual Incentive Bonus for the fiscal year in which the Termination

Date occurs upon Executive’s resignation for any reason other than Good Reason or the Company’s termination of Executive’s employment for Cause (but Executive shall be eligible for any pro-rated Guaranteed Bonus or pro-rated Annual Incentive Bonus for the fiscal year in which the Termination Date occurs due to Executive’s Disability or death). Notwithstanding the foregoing, if (A) the Executive’s employment is terminated by the Company for Cause due to his indictment for (x) any serious or violent felony or (y) any crime involving dishonesty, fraud or unlawful behavior against or at the expense of the Company and (B) as of the 18-month anniversary of the Termination Date, the Executive has neither been convicted of, nor plead nolo contendere to, such felony or crime (or the indictment is withdrawn prior to such 18-month anniversary of the Termination Date) (the “Indictment End Date”), then such termination of employment shall be deemed a termination by the Company other than for Cause and the Executive will, subject to Section 5(d), be entitled to a payment equal to the amount described in the first sentence of Section 5(a), payable in accordance with Section 5(a) and 5(d) commencing as if, solely for this purpose, the Indictment End Date was the Termination Date; or

c)

In the event of termination of Executive’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 5(a) or 5(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law, under the terms of any subsequent written agreement between Executive and the Company, and under the terms of any employee benefit plans or programs then maintained by the Company in which Executive participates (other than any such plans or programs that provide for severance or similar benefits).

d)

Notwithstanding the foregoing provisions of this Section 5, the Company shall not make any payments to Executive under Section 5(a) above unless and until, as of the 60th day following the Termination Date (i) Executive has signed a global release of claims against the Company and its affiliates and their respective directors, officers, employees, shareholders, agents and assigns (other than rights Executive may have to indemnification from the Company arising out of the performance of his duties as a director or officer), such release to be prepared by the Board in its reasonable discretion; and (ii) all applicable rescission periods provided by law for releases of claims have expired and Executive has not rescinded such release of claims.

6.    Covenants. In consideration of this Agreement, Executive agrees as follows:

a)

Introduction. The parties acknowledge that the provisions and covenants contained in this Section 6 are material to this Agreement and that the limitations contained in this Agreement are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 6 do not adversely affect Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein.

b)

Confidential Information. Except as permitted by the Board, during the term of Executive’s employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company, whether developed by Executive or others, including but not limited to (i) trade secrets, (ii) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (iii) customer and supplier lists, (iv) strategic or other business, marketing or sales plans, and (v) financial data and plans. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of Executive’s employment with the Company, Executive shall refrain from any intentional acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known for reasons other than Executive’s violation of this Agreement, (B) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (C) is required to be disclosed by legal process, other than as a direct or indirect result of the breach of this Agreement by Executive.

c)

Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.

d)

Agreement Not to Compete. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, engage in any manner or capacity (including without limitation as a proprietor, principal, agent, partner, officer, director, employee, member of any association, consultant or otherwise) in any Company Business (as defined below) in the Territory (as defined below). For purposes of this Section 6, (i) “Company” means LTF Holdings and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof, (ii) “Company Business” means (A) the design, development, management or marketing of health and fitness clubs, and/or health and fitness club memberships and services, and/or nutritional supplements, (B) the publication of any health and fitness publications and/or (C) the sale, design or promotion of any other product or service that grows into a material business for the Company (or is under development and is projected to grow into a material business for the Company) as of the Termination Date and (iii) “Territory” means the United States, Canada and any other country in which the Company is then doing Company Business as of the Termination Date. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6(d).

e)

Agreement Not to Solicit or Hire Employees. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, (i) solicit for the purpose of employing or otherwise engaging any person who is then an employee of the Company or who was an employee of the Company as of the Termination Date or at any time in the six-month period prior to solicitation, or (ii) hire or engage any person (A) who is (or, in the six-month period prior to hire, was) a director or officer of the Company, or (B) who was a key management employee over which Executive had any direct supervisory authority or with which Executive had directly interacted on a regular basis at any time during his employment with the Company, in each case, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

f)

Agreement Not to Solicit Business Relations. During Executive’s employment with the Company and the Restricted Period, regardless of the reason for such termination and regardless of whether the termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

g)

Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

h)

Company Breach. Notwithstanding anything to the contrary in this Section 6, if (i) Executive is entitled to any payments pursuant to Section 5(a) and (ii) the Company fails in any material respect to make such payments in accordance with Section 5(a) and does not cure such failure within 30 days following the receipt of written notice of such failure from Executive, then the restrictive covenants in Sections 6(d), (e) and (f) shall cease to apply following the expiration of such 30-day period unless and until the Company cures such failure thereafter.

7.    Intellectual Property and Related Matters.

a)

Protectable Material. All right, title and interest in all discoveries, inventions, improvements, innovations and other material that Executive shall conceive or originate individually or jointly or commonly with others during the term of Executive’s employment with the Company (i) that are directly related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by Executive for the Company, (ii) for which any equipment, supplies, facility or trade secret information of the Company was used and/or (iii) which was not developed entirely on Executive’s own time, whether or not patentable, copyrightable, or registrable as a trademark (“Protectable Material”), shall be the property of the Company and are hereby assigned by Executive to the Company (and Executive agrees to assign all Protectable Material to the Company in the future), along with ownership of any and all patents, copyrights, trademarks and other intellectual property rights in the Protectable Material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register patents, copyrights, trademarks and other intellectual property rights on the Protectable Materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing Executive’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

b)

Trade Secrets. All trade secret information conceived or originated by Executive that arises during the term of Executive’s employment with the Company and out of the performance of Executive’s duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Executive to the Company.

c)	Inventions/Non-Protectable Material.

(i)

During the Term, Executive shall be obligated to inform the Company of any discoveries, inventions, improvements, innovations and other material that Executive shall conceive or originate individually or jointly or commonly with others, whether or not patentable, copyrightable, or registrable as a trademark, that he reasonably believes do not constitute Protectable Material (any such material that is not Protectable Material, “Non-Protectable Material”) and, to the extent such material constitutes Non-Protectable Material, the Company shall have no rights, title or interests in such material (unless otherwise agreed with Executive).

(ii)

Executive hereby acknowledges that the Company has provided him with the notification set forth on Exhibit D hereto on the date hereof and Executive shall sign such notification as soon as reasonably practicable after the date hereof.

8.    Return of Records and Property. On or within thirty days of the Termination Date, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, and all copies thereof, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

9.    Remedies. Executive acknowledges that the provisions of Sections 6 through 8 and Section 11 are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by Executive would cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore. Therefore, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions and to restrain Executive from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages or posting bond. The preceding sentence shall not be construed to prevent Executive from disputing the factual basis of any remedies or defenses asserted by the Company. Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms of Sections 6(d), (e) or (f), in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. Subject to Section 6(h), no breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of Executive’s employment relationship with the Company, shall operate to extinguish Executive’s obligation to comply with Sections 6 through 8 and Section 11 hereof.    Each of the Company’s affiliates shall have the right to enforce all of Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 6 through 8 and Section 11 hereof.

10.    Indemnification. The Company agrees to defend and indemnify Executive to the fullest extent permitted by applicable law and the Company’s governing documents and Executive shall be entitled to the protection of any insurance policies the Company maintains generally for the benefit of its directors and officers.

11.    Non-Disparagement. Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company or any of its affiliates, or the reputation or character of the Company’s or any of its affiliates’ directors, officers, employees, shareholders or agents, provided that nothing in this Section 11 shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter. The Company shall instruct its current executive officers and directors not to malign, defame or disparage the reputation, character, image, products or services of Executive, or the reputation or character of Executive, provided that nothing in this Section 11 shall be construed to limit or restrict such officers and directors from taking any action that they in good faith reasonably believes is necessary to fulfill their fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

12.    Miscellaneous.

a)

Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

b)

Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the United States District Court, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the aforementioned courts and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in Minneapolis, Minnesota.

c)

Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to the subject matter hereof. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

d)

No Violation of Other Agreements. Executive hereby represents and affirms that neither Executive’s entering into and undertaking of obligations under this Agreement nor Executive’s employment with the Company violate any other agreement (oral, written or other) to which Executive is a party or by which Executive is bound.

e)	Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

f)

No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

g)	Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

h)

Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

i)

Severability. Subject to Section 6(g) hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

j)

Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience or reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

k)

Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to LTF Holdings, Life Time or the Company:

Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Attention:     Executive Vice President, Human Resources

with a copy (which shall not constitute notice) to:

Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attention:     John G. Danhakl

           J. Kristofer Galashan

and

TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention:     General Counsel

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 1022

Attention:     Howard Sobel

           John Giouroukakis

           Bradd Williamson

and

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention:     William M. Shields

If to Executive:

Bahram Akradi

c/o Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention:     Jay L. Swanson

or addressed to such other address as may have been furnished to the sender by notice hereunder. Except as otherwise provided herein, all notices shall be deemed given on the date on which delivered if delivered by hand, or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

l)

Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

m)

Section 280G. In the event that it shall be determined that any right to receive payment or other benefit under this Agreement or any other agreement by and between Executive and the Company, to or for the benefit of Executive (the “Payments”), would, in whole or part when aggregated with any other right, payment or benefit to or for Executive under all other agreements or benefit plans of any other person or entity, be nondeductible by the Company (or other person making such payment or providing such benefit) as a result of Section 280G of the Code and/or would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, subject to Executive’s written agreement waiving his right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining Payments shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code (and accepting in substitution for the Waived Benefit the right to receive the Waived Benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code), the Company shall use commercially reasonable efforts to prepare and deliver to its stockholders the disclosure required by Section 280G(b)(5)(B) of the Code with respect to the Payments and to obtain the approval of the Company’s stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code.

n)	Section 409A.

(i)

The Company shall undertake to administer, interpret and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty or interest under Section 409A, and to comply with Section 409A to the extent applicable. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty or interest under Section 409A, the Company and Executive shall cooperate in good faith to (A) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, as the Company and Executive determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions as the Company and Executive determine to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(ii)

Separation from Service under Section 409A. (A) To the extent any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Section 409A, any such payment to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury

Regulations, (B) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 5(a) shall be treated as a right to receive a series of separate and distinct payments; and (C) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” within the meaning of Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement, if at the time of Executive’s separation from service, he is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

IN WITNESS WHEREOF, Executive, LTF Holdings and Life Time have executed this Agreement as of the date first set forth in the first paragraph.

LTF Holdings, Inc.

/s/ James Spolor
By:	James Spolor
Its:	Secretary

Life Time Fitness, Inc.

/s/ James Spolor
By:	James Spolor
Its:	VP, Sen. Assoc. GC & Secretary

/s/ Bahram Akradi
Bahram Akradi

December 20, 2016

Bahram Akradi

c/o Life Time Fitness, Inc.

2902 Corporate Place

Chanhassen, MN 55317

Re: Fiscal 2017 EBITDA Adjustments

Dear Mr. Akradi:

This letter (the “Letter”) is to inform you of certain agreed changes to the restricted stock granted to you under that certain Restricted Stock Agreement, by and between LTF Holdings, Inc., a Delaware corporation (the “Company”) and you, dated as of April 1, 2016 (as amended, together with all appendices thereto, the “Restricted Stock Agreement”) and terms and conditions of that certain Executive Employment Agreement, by and between the Company, Life Time Fitness, Inc., a Minnesota corporation, and you, dated as of October 6, 2015 (together with all exhibits thereto, the “Employment Agreement”).

As you know, in 2016, the Company opened an aggregate of three new clubs instead of the six clubs that were originally expected. In order to reflect, among other things, the impact of this, the Company and you hereby acknowledge and agree that, notwithstanding the terms and conditions of the Restricted Stock Agreement and Employment Agreement:

(a)    “Target EBITDA” with respect to the fiscal year ending December 31, 2017 (“Fiscal 2017”) for purposes of Exhibit A to the Employment Agreement, Appendix B of Exhibit C to the Employment Agreement and Appendix B to the Restricted Stock Agreement is hereby decreased by $11,000,000 to $415,000,000; and

(b)    “Min EBITDA” and “Max EBITDA” with respect to Fiscal 2017 for purposes of the Exhibit A to the Employment Agreement are hereby decreased to $394,250,000 and $435,750,000, respectively.

Except as expressly set forth in this Letter, the Restricted Stock Agreement and Employment Agreement shall remain unchanged and shall continue in full force and effect according to their terms. For the avoidance of doubt, this Letter does not modify any minimum, target or maximum EBITDA thresholds for any fiscal year other than Fiscal 2017.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Letter as of the first day and year set forth above.

LTF Holdings, Inc.

By:	/s/ James Spolar
Name:	James Spolar
Title:	Secretary

LTF Holdings, Inc.

By:	/s/ James Spolar
Name:	James Spolar
Title:	Vice President, Senior Associate General Counsel and Secretary

Bahram Akradi

/s/ Bahram Akradi